Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated this 19th day of April, 2021, by and between SIMLATUS CORPORATION., a Nevada corporation (“Simlatus”), and BREWBILT BREWING COMPANY, a Florida corporation and a wholly-owned subsidiary of Simlatus (“BrewBilt”), is made with respect to the following facts.

RECITALS

WHEREAS, BrewBilt is a corporation duly organized and existing under the laws of the State of Florida;

WHEREAS, Simlatus is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, the respective Boards of Directors for BrewBilt and Simlatus have determined that, for purposes of effecting the reincorporation of Simlatus in the State of Florida, it is advisable and in the best interest of said two corporations and their stockholders that Simlatus merge with and into BrewBilt so that BrewBilt is the surviving corporation on the terms provided herein (the “Merger”); and

WHEREAS, the respective Board of Directors BrewBilt and Simlatus, and the stockholders of Simlatus, have adopted and approved this Agreement.

NOW THEREFORE, based upon the foregoing, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement agree as follows.

ARTICLE I

MERGER

1.1       The Merger; Surviving Corporation. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.4 below), Simlatus shall be merged with and into BrewBilt, subject to and upon the terms and conditions provided in this Agreement, the applicable provisions of the Nevada Revised Statutes (the “NRS”) and the applicable provisions of the Florida Business Corporations Act (the “FBCA”), and the separate existence of Simlatus shall cease. BrewBilt shall be the surviving entity (the “Surviving Corporation”) and shall continue to be governed by the FBCA.

1.2       Constituent Corporations. The name and jurisdiction of organization of each of the constituent corporations are set forth in the recitals above.

1.3       Surviving Corporation. BrewBilt, a corporation organized under and governed by the laws of the State of Florida, shall be the surviving corporation.

1.4       Effective Time. The Merger shall become effective (the “Effective Time”), on the date upon which the last to occur of the following shall have been completed:

     (a)       This Agreement and the Merger shall have been approved by a majority of the voting power of the outstanding stock of Simlatus in accordance with the requirements of the NRS;

     (b)       This Agreement and the Merger shall have been adopted by the Board of Directors of BrewBilt in accordance with the requirements of the FBCA;

     (c)       Executed Articles of Merger or an executed counterpart to this Agreement meeting the requirements of the FBCA shall have been filed with the Secretary of State of the State of Florida; and

     (d)       Executed Articles of Merger or an executed counterpart to this Agreement meeting the requirements of the NRS shall have been filed with the Secretary of State of the State of Nevada.

1.5       Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the NRS and the FBCA. Without limiting the foregoing, from and after the Effective Time, all the property, rights, privileges, powers and franchises of Simlatus shall vest in BrewBilt, as the Surviving Corporation, and all debts, liabilities and duties of Simlatus shall become the debts, liabilities and duties of BrewBilt, as the Surviving Corporation.

1.6       Articles of Incorporation; Bylaws.

     (a)       From and after the Effective Time, the Articles of Incorporation of BrewBilt shall be the Articles of Incorporation of the Surviving Corporation.

     (b)       From and after the Effective Time, the Bylaws of BrewBilt as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

1.7       Officers and Directors. The officers of Simlatus immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of Simlatus immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

ARTICLE II

CONVERSION OF SHARES

2.1       Conversion of Common Stock of Simlatus. At the Effective Time by virtue of the Merger, and without any action on part of the holders of any outstanding shares of Simlatus, each 150 shares of common stock, par value of $0.0001 per share, of Simlatus issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one (1) fully paid and non-assessable share of common stock, par value $0.0001 per share, of BrewBilt. No fractional shares will be issued in connection with the Merger; instead, any holder of Simlatus common stock who would otherwise be entitled by reason of the Merger to receive a fractional share of common stock of BrewBilt shall instead receive one (1) whole share of common stock of BrewBilt in lieu of such fractional share, which shall be a fully-paid and non-assessable share of common stock of BrewBilt.

2.2       Conversion of Common Stock of BrewBilt. At the Effective Time by virtue of the Merger, the shares of common stock of BrewBilt owned by Simlatus shall be canceled.

2.3       Preferred Stock. At the Effective Time by virtue of the Merger, and without any action on part of the holders of any outstanding shares of Simlatus:

     (a)       each 150 shares of Series A Preferred Stock of Simlatus issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one (1) fully paid and non-assessable share of Series A Preferred Stock of BrewBilt; fractional shares of Series A Preferred Stock of BrewBilt will be issued to former holders of Series A Preferred Stock of Simlatus in connection with the Merger, such fraction shares to be rounded to the nearest one-thousandth of a share (1/1,000); and

     (b)       each share of Series B Preferred Stock of Simlatus issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action) into one (1) fully paid and non-assessable share of Series B Preferred Stock of BrewBilt.

2.4       Options, Warrants, Stock Purchase Rights, Convertible Securities. From and after the Effective Time, each outstanding and unexercised warrant, convertible note or other right to purchase Simlatus common stock, shall become, a warrant or right to purchase the common stock of the Surviving Corporation in accordance with the terms of such instruments.

2.5       Certificates. At and after the Effective Time, all of the outstanding certificates that immediately prior thereto represented shares of common stock or other securities of Simlatus shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective common stock, warrants or other securities of BrewBilt, as the case may be, into which the shares of common stock, warrants or other securities of Simlatus represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of common stock, warrants or other securities of BrewBilt, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE III

TRANSFER AND CONVEYANCE OF ASSETS
AND ASSUMPTION OF LIABILITIES

3.1       Transfer, Conveyance and Assumption. At the Effective Time, BrewBilt shall continue in existence as the Surviving Corporation, and without further action on the part of BrewBilt or Simlatus, succeed to and possess all the rights, privileges and powers of Simlatus, and all the assets and property of whatever kind and character of Simlatus shall vest in BrewBilt without further act or deed. Thereafter, BrewBilt, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Simlatus in accordance with the provisions of the FBCA.

3.2       Further Assurances. If at any time BrewBilt shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in it the title to any property or right of Simlatus, or otherwise to carry out the provisions hereof, officers of Simlatus as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in BrewBilt and otherwise to carry out the provisions hereof.

ARTICLE IV

FURTHER ACTIONS

4.1       Additional Documents. At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement.

ARTICLE V

CONDITIONS TO THE MERGER

The obligations of Simlatus and BrewBilt to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions:

5.1       No Statute, Rule or Regulation Affecting. At the Effective Time, there shall be no statute, or regulation enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Merger.

5.2       Satisfaction of Conditions. All other conditions to the Merger set forth herein shall have been satisfied.

ARTICLE VI

TERMINATION; AMENDMENT; WAIVER

6.1       Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Florida, by mutual consent of the Board of Directors of Simlatus and the Board of Directors of BrewBilt.

6.2       Amendment. The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Florida, such amendment to be approved by the Board of Directors of Simlatus.

6.3       Waiver. At any time prior to the Effective Time, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.

ARTICLE VII

MISCELLANEOUS

7.1       Expenses. If the Merger becomes effective, all of the expenses incurred in connection with the Merger shall be paid by BrewBilt.

7.2       Non-Assignability. This Agreement shall not be assignable by either party hereto.

7.3       Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

7.4       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflicts of law principles.

7.5       Headings. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

7.6       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

IN WITNESS WHEREOF, the undersigned has executed this Agreement and Plan of Merger, effective as of this 19th day of April, 2021.

BREWBILT BREWING COMPANY,
a Florida corporation

By:	/s/ Jeffrey Lewis
Name: Jeffrey Lewis
Title: Chief Executive Officer

SIMLATUS CORPORATION,
a Nevada corporation

By:	/s/ Jeffrey Lewis
Name: Jeffrey Lewis
Title: Chief Executive Officer

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